Exhibit 10.50

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of June 1, 2010 (“Effective Date”), by and between ARE-901/951 GATEWAY BOULEVARD, LLC, a Delaware limited liability company (“Landlord”), and THERAVANCE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are now parties to that certain Lease Agreement dated January 1, 2001 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 110,428 rentable square feet (“Premises”) in a building located at 901 Gateway Boulevard, South San Francisco, California.  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.            Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Term of the Lease, and (ii) provide Tenant with an additional tenant improvement allowance.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Term.  The “Expiration Date” of the Term of the Lease is hereby extended from March 31, 2012, until May 31, 2020.  From and after the Effective Date, references in the Lease to “Term” shall mean the one hundred twenty (120) months commencing on June 1, 2010 and expiring on May 31, 2020.

2.                                      Monthly Base Rent.  Notwithstanding anything to the contrary contained in the Lease, commencing on the Effective Date of this First Amendment, Monthly Base Rent shall be payable pursuant to the following table:

Time Period	Monthly Base Rent
6/1/10 — 5/31/11	$287,112.80 per month
6/1/11 — 3/31/12	$309,198.40 per month
4/1/12 — 3/31/13	$325,762.60 per month
4/1/13 — 3/31/14	$335,535.48 per month
4/1/14 — 3/31/15	$345,601.54 per month
4/1/15 — 3/31/16	$355,969.59 per month
4/1/16 — 3/31/17	$366,648.68 per month
4/1/17 — 3/31/18	$377,648.14 per month
4/1/18 — 3/31/19	$388,977.58 per month
4/1/19 — 3/31/20	$400,646.91 per month
4/1/20 — 5/31/20	$412,666.32 per month

Notwithstanding the foregoing, the above-referenced Monthly Base Rent payable by Tenant (i) shall be reduced by $55,556.00 per month for the period commencing June 1, 2010, through November 30, 2011, and (ii) shall be increased by $62,223.00 for the period commencing December 1, 2011, through May 31, 2013.

3.                                      Additional Tenant Improvement Allowance.  From and after the Effective Date, Landlord shall make available to Tenant a tenant improvement allowance of up to $2,606,840.00 (the “Additional TI Allowance”) for the design and construction of fixed and permanent improvements in the Premises and in Tenant’s premises located on the third floor of the adjacent Building located at 951 Gateway Boulevard (“951 Premises”) desired by and performed by Tenant (provided that Tenant may not spend more than $782,052.00 of the Additional TI Allowance in the 951 Premises), and which improvements shall be of a fixed and permanent nature (the “Additional Tenant Improvements”).  Tenant acknowledges that (i) the Additional Tenant Improvements shall be constructed pursuant to space plans mutually agreed upon by Landlord and Tenant pursuant to this paragraph, and (ii) upon the expiration of the Term of the Lease, the Additional Tenant Improvements shall become the property of Landlord and Tenant shall not be obligated to remove, and may not remove, the Additional Tenant Improvements at any time during the Term, including upon the expiration or earlier termination of the Lease.  Tenant shall deliver to Landlord space plans detailing Tenant’s requirements for the Additional Tenant Improvements following the preparation of the same by Tenant’s architect.  Not more than ten (10) days thereafter, Landlord shall deliver to Tenant either written consent to the space plans, which consent of the space plans shall not be unreasonably withheld, conditioned or delayed, or the written objections, questions or comments of Landlord with regard to the space plans.  Representatives of both parties shall promptly make themselves available to discuss and resolve any such objections, questions or comments.  In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters.  Tenant shall cause the space plans to be revised to address any agreed-upon changes and shall resubmit said space plans to Landlord for approval within five (5) business days thereafter.  Such process shall continue until Landlord has reasonably approved the space plans.  The foregoing process also shall apply to Tenant’s preparation of final plans and specifications which describe the Additional Tenant Improvements and are based on the approved space plans, and Landlord’s approval of the final plans and specifications shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary contained herein, Tenant shall have the right to use up to $250,000 of the Additional TI Allowance to purchase and install within the Premises furniture, cubicles and other personal property and non-Building system materials and equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment.  Except for the Additional TI Allowance, Tenant shall be solely responsible for all of the costs of the Additional Tenant Improvements.  The Additional Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Paragraph 12 of the Lease, except to the extent the provisions of Paragraph 12 conflict with the provisions of this Section 3, in which case the provisions of this Section 3 shall control.  The contractor for the Additional Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Prior to the commencement of construction of the Additional Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the architect), and certificates of insurance from any contractor performing any part of the Additional Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Tenant, Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Additional Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Additional Tenant Improvements once a month against a draw request in Landlord’s commercially reasonable standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord reasonably and customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than thirty (30) days following receipt of such draw request.  Upon completion of the Additional Tenant Improvements (and prior to any final disbursement of the Additional TI Allowance), Tenant shall provide to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Additional Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Additional Tenant Improvements.  Notwithstanding the foregoing, if the cost of the Additional Tenant Improvements exceeds the Additional TI Allowance, Tenant shall be required to pay such excess.  Except as specifically provided in the immediately following paragraph, the Additional TI Allowance shall only be available for use by Tenant for the construction of the Additional Tenant Improvements for a period of twenty-four (24) months following the Effective Date of this First Amendment and any portion of the Additional TI Allowance which has not been requested by Tenant for disbursement by Landlord on or before June 30, 2012 shall be forfeited and shall not be available for use by Tenant.

Notwithstanding anything to the contrary contained herein, Tenant may elect to apply a portion of the Additional TI Allowance, up to $1,042,736.00, to the payment of Monthly Base Rent due under the Lease.  Tenant shall notify Landlord in writing not later than thirty (30) days prior to the first day of the month in which Tenant desires that the credit against Monthly Base Rent commence (provided; however, that in no event shall Tenant deliver such notice after June 30, 2012), and Tenant’s notice shall state the amount of the Additional TI Allowance that Tenant will take as a credit against Monthly Base Rent (“Rent Credit”).  The Rent Credit shall be applied to Monthly Base Rent next coming due after the date of Tenant’s notice until credited in full.

4.                                      Letter of Credit.  The definition of “Letter of Credit” in the Basic Lease Information is hereby deleted and replaced with the following:

“Letter of Credit:                 $833,333.33”

5.                                      Security Deposit.  Effective as of the Effective Date of this First Amendment, Paragraph 7 of the Lease is hereby deleted in its entirety and replaced with the following:

“7.           Security Deposit.  Tenant has deposited with Landlord a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Letter of Credit section in the Basic Lease Information, which Security Deposit shall be in the form of an unconditional and irrevocable stand-by letter of credit (the “Letter of Credit”):  (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder pursuant to the terms of this Lease, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord (“LC Issuing Bank”), (v) redeemable by presentation of LC Issuing Bank’s sight draft in person, by nationally recognized overnight courier or by facsimile; and (vi) having an expiration date not earlier than ninety (90) days after the Expiration Date or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year periods (provided, however, that the final Letter of Credit shall not expire earlier than ninety (90) days after the Expiration Date) unless, on or before the date forty-five (45) days prior to the expiration of the term of such Letter of Credit, the LC Issuer gives notice to Landlord of its election not to renew such Letter of Credit for any additional period pursuant thereto.  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of a Default (as defined in Paragraph 24) by Tenant under this Lease, Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Landlord’s right to use the Security Deposit under this Paragraph 7 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Paragraph 25.5 below.  Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within twenty (20) days after receipt of written demand the amount that will restore (by delivery of a replacement or amended Letter of Credit) the Security Deposit to the amount set forth in the definition of “Letter of Credit” set forth in the Basic Lease Information of this Lease.  Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the Default of Tenant  or any of Tenant’s Agents under this Lease.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings, subject to applicable bankruptcy law.  If Tenant shall fully perform every provision of this Lease to be performed by Tenant and Landlord is holding cash in the amount of the Letter of Credit or cash proceeds therefrom, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant within ninety (90) days after the expiration or earlier termination of this Lease.  If, in lieu of a cash Security Deposit, Landlord is holding the Letter of Credit upon the expiration or earlier termination of this Lease, Landlord shall comply with the LC Issuer’s requirements necessary to cancel the Letter of Credit by the date that is ninety (90) days after the expiration or earlier termination of this Lease.

Notwithstanding anything contained in this Paragraph 7 to the contrary, if Landlord draws on the Letter of Credit for any reason, then Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to obtain a refund from Landlord of any unapplied proceeds of the Letter of Credit which Landlord has drawn upon, any such refund being conditioned upon Tenant simultaneously delivering to Landlord a replacement Letter of Credit in the amount required by, and otherwise meeting the requirements contained in, this Paragraph 7.

Notwithstanding anything to the contrary contained herein or in the 951 Gateway Lease, if requested by Landlord at any time following the date of this Lease, Tenant shall cause the LC Issuing Bank to bifurcate the Letter of Credit into two separate letters of credit, one securing Tenant’s obligations under the 951 Gateway Lease and the other securing Tenant’s obligations under this Lease.  Such bifurcated letters of credit shall each be in an amount specified by Landlord, provided that the aggregate amount of such letters of credit shall equal the amount of the Letter of Credit immediately prior to such bifurcation.  Concurrently with the bifurcation of the Letter of Credit, Landlord and Tenant shall enter into a modification of the 951 Gateway Lease and a modification of this Lease, which modifications shall amend Paragraph 7 of the 951 Gateway Lease and this Paragraph 7 to provide for separate, stand-alone security deposit provisions in the 951 Gateway Lease and this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Paragraph 7, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.  Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right to apply all or any portion of the Security Deposit in connection with any Defaults (as such term is defined in the 951 Gateway Lease) under the 951 Gateway Lease.

For avoidance of doubt, “Security Deposit” shall mean both the Letter of Credit any cash proceeds therefrom.”

Tenant shall have up to sixty (60) days from the date of Tenant’s execution of this First Amendment to provide Landlord with an amendment to the Letter of Credit which complies with the requirements set forth in the first paragraph of Section 7, as set forth above.

6.                                      Surrender Plan.  Effective as of the Effective Date of this First Amendment, Paragraph 32.9 of the Lease hereby is deleted in its entirety and replaced with the following:

“32.9      Condition of Premises upon Expiration or Termination.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord (y) free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or Tenant’s Agents (“Tenant HazMat Operations”) in a manner consistent with prudent commercial practices and such that no Hazardous Materials resulting from Tenant HazMat Operations remain at the Premises in violation of Environmental Requirements and the continued presence of such Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises, and (z) released of any license, clearance or other authorization of any kind issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”).  At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and in a manner consistent with prudent commercial practices and such that no Hazardous Materials resulting from Tenant HazMat operations remain at the Premises in violation of Environmental Requirements and the continued presence of such Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises (the “Surrender Plan”).  Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any of Tenant or Tenant’s Agents with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of or from the Premises by Tenant or Tenant’s Agents, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld, conditioned or delayed.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord reasonably shall request.  On or before such surrender, Tenant shall deliver to Landlord commercially reasonable evidence that the approved Surrender Plan has been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations as required pursuant to this Paragraph 7.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan (subject to any standard non-reliance letter, if any, prepared by Tenant and delivered by Tenant to Landlord concurrently with Tenant’s delivery of the Surrender Plan to Landlord, which non-reliance letter shall be applicable only to third parties other than Landlord) and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to Landlord’s potential tenants, purchasers, lenders and other third parties with a need to know in connection with Landlord’s business; provided, however, that Landlord instructs such parties to treat the same as confidential.

If Tenant shall fail to prepare or submit a Surrender Plan reasonably approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, shall fail to adequately address any Hazardous Materials resulting from Tenant’s HazMat Operations remaining at the Premises in violation of Environmental Requirements or in a manner not consistent with prudent commercial practices or such that the continued presence of such Hazardous Materials are in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises,  Landlord shall have the right to take such actions as Landlord reasonably may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any such residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Paragraph 32.9.

All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of this Lease, including the obligations of Tenant under Paragraph 32 of this Lease, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to rent and obligations concerning the condition and repair of the Premises.”

7.                                      Option to Renew.  Tenant shall have two (2) options (each a “Renewal Option”) to extend the term of this Lease with respect to the entire Premises for successive periods of five (5) years each (each a “Renewal Term”) pursuant to the provisions of Paragraph 49 of the Lease.

8.                                      Right of First Offer.  Notwithstanding anything to the contrary contained herein or in the Lease, Paragraph 51 of the Lease is hereby deleted in its entirety and of no further force or effect and Tenant shall have no further right of first offer or other right to purchase the Building.

9.                                       Additional Modifications to Lease.  From and after the Effective Date of this First Amendment, the Lease shall be modified as follows:

a.                                       Modification to Basic Lease Information.  The Tenant’s Contact Person shall be “General Counsel” rather than “Marty Glick”.

b.                                      Modification to Paragraph 2.2(a), “Changes to Common Area”.  The following shall be added at the end of Paragraph 2.2(a):  “Notwithstanding the foregoing, Landlord’s exercise of the foregoing rights shall not materially interfere with Tenant’s access to or use of the Premises to the extent that Tenant’s business operations are materially interrupted thereby.”

c.                                       Modification to Paragraph 2.2(b), “Changes to Common Area”.  The second sentence of Paragraph 2.2(b) hereby is deleted and revised to state in its entirety as follows:  “During periods of construction only, Landlord shall have the right to provide parking to Tenant on properties reasonably proximate to the Project (the “Adjacent Properties”) or through the use of valets or parking attendants on the Parking Areas or the Adjacent Properties, provided that Tenant shall at all times have parking for the number of automobiles contemplated under the Lease.”

d.                                      Modification to Paragraph 4.2, “Additional Rent”. There shall be added to Paragraph 4.2 a new Paragraph 4.2.10, “Exclusions from Expenses”, which reads as follows:

“4.2.11    Exclusions from Expenses.  Notwithstanding anything to the contrary contained in this Paragraph 4.2, and in addition to the exclusions set forth in the preceding paragraph, there shall be excluded from Expenses and Additional Rent the following: (i) leasing commissions, advertising expenses, promotional expenses, attorneys’ fees, disbursements, and other costs and expenses incurred in procuring prospective tenants, negotiating and executing leases, and constructing improvements required to prepare for a new tenant’s occupancy for the Building or the Project, if any; (ii) finance and debt service fees, principal and/or interest on debt or amortization payments on any mortgages executed by Landlord covering Landlord’s property, any other indebtedness of Landlord, and rental under any ground lease or leases for the Building or the Project; (iii) any depreciation allowance or expense, amortization (except for expenditures permitted under this Lease) or expense reserve; (iv) the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in excess of the amount of 3.0% of Base Rent); (v) except for management fees, Landlord’s general overhead and any overhead or profit increment to any subsidiary or affiliate of Landlord for services on or to the Project to the extent that the cost of such service exceeds competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (vi) any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (vii) compensation paid to any employee of Landlord above the grade of Property Manager/Building Superintendent, including officers and executives of Landlord (provided that Landlord may pass through as Expenses compensation paid to employees at or below the grade of Property Manager/Building Superintendant or affiliates of Landlord providing services to the Project); (viii) costs of electrical energy furnished and metered directly to tenants of the Project or for which Landlord is entitled to be reimbursed by tenants as additional rental over and above tenant’s Monthly Base Rent or pass-through of Expenses; (ix) the cost of any work or service furnished to any tenant or occupant of the Project to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants of the Project, or the costs of work or service furnished exclusively for the benefit of any tenant or occupant of the Project or at such tenant’s cost; (x) the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the Project, collecting rents or otherwise enforcing leases of the tenants of the Project; (xi)  the costs of any work or service performed for any facility other than a facility located within the Project; (xii) the costs of repairs, alterations, and general maintenance necessitated by the gross negligence or willful misconduct of Landlord or its agents, employees, or contractors or repairs; (xiii) interest or penalties due to the late payment by Landlord of taxes, utility bills or other such costs (except to the extent caused by Tenant’s action or inaction); (xiv) any of the following tax or assessment expenses: (a) estate, inheritance, transfer, gift, federal, state or franchise taxes of Landlord, or (b) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease; and (xv) bad debt expenses and charitable contributions and donations.  Landlord agrees that (a) Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Expenses actually paid by Landlord in connection with the operation of the Project in any calendar year, and (b) Landlord shall make no profit from Landlord’s collection of Expenses.”

e.                                       Modifications to Paragraph 15, “Tenant’s Insurance”.  The third sentence of Paragraph 15.2 hereby is revised in its entirety to state:  “No such policy shall contain a deductible greater than Twenty-Five Thousand Dollars ($25,000.00).  Paragraph 15.5 hereby is deleted and revised to state in its entirety as follows:  “All insurance required to be carried by Tenant hereunder shall be maintained with insurance companies authorized to do business in the State of California for the issuance of the applicable type of insurance coverage and rated A-VII or better in Best’s Key Rating Guide.  Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the execution of this Lease by Tenant.  Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord and the other parties named as additional insureds with certificates of renewal thereof.  Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of each policy, and (ii) require Tenant’s insurer to endeavor to provide 30 days advance written notice of cancellation of each policy.”

f.                                         Modification to Paragraph 23.2, “Assignment and Subletting — Requirements of Request for Consent”.  Paragraph 23.2 shall be amended to provide that if Tenant requests consent to a proposed assignment or subletting (except in connection with a Permitted Transfer), whether or not the term of the proposed transfer is for the balance of the Term, Landlord shall have the right to recapture that portion of the Premises that is the subject of the proposed assignment or subletting and terminate the Lease with respect thereto; provided, however, that subsection (3) of Paragraph 23.2 shall be of no further force or effect and Landlord shall not have the right to sublease or take an assignment, as the case may be, of the interest in the Lease that is at issue.

g.                                      Modification to Paragraph 24, “Tenant’s Default”.  The following is hereby added at the end of Paragraph 24.(a):  “provided, however, that if Tenant vacates the Premises at any time during the last nine (9) months of the Term but continues to perform all of its obligations hereunder, including, without limitation, maintaining all insurance policies required by this Lease and complying with all of the surrender requirements of Paragraph 32.9, Tenant shall not be deemed to be in default under this Paragraph 24.(a);”.

h.                                      Modification to Paragraph 32.2, “Tenant’s Obligation to Update Disclosure Certificates”.  The first sentence of Paragraph 32.2 hereby is deleted and revised to state in its entirety as follows:  “Within ten (10) business days after receipt of Landlord’s written request, Tenant shall complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Materials on or about the Premises, which Update Disclosure Certificates shall be in the same format as that which is set forth in Exhibit D or in such other form as is reasonably acceptable to Landlord”.

i.                                          Modification to Paragraph 34, “Waiver”.  The last two sentences of Paragraph 34 hereby are deleted and revised to state in their entirety as follows:  “No delay or omission in the exercise of any right or remedy of Landlord or Tenant in regard to any default by the other shall impair such right or remedy or be construed as a waiver.  Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provisions of this Lease.”

j.                                          Modification to Paragraph 40, “Financial Statements”.  Paragraph 40 hereby is deleted and revised to state in its entirety as follows:  “Within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord the then current, or if Tenant is a publicly traded company, the most recent publicly available financial statements of Tenant prepared, compiled or reviewed by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with GAAP.”.

k.                                       New Paragraphs.  The following new paragraphs are hereby added to the Lease:

“54.        Commercially Reasonable.  Where Landlord or Tenant are required to use “best efforts” in the performance of any obligation under this Lease, “best efforts” shall mean “commercially reasonable good faith efforts.”

“55.        Force Majeure.  Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist activity, governmental laws, regulations or restrictions”.

10.                                 Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this First Amendment and that no Broker brought about this transaction, other than BT Cassidy/Turley.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 11, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.  Landlord shall pay any commission due to BT Cassidy/Turley in connection with this First Amendment pursuant to a separate written agreement between Landlord and BT Cassidy/Turley.

11.                                 OFAC.  To Tenant’s knowledge, without any duty of inquiry, as of the date of Tenant’s execution of this First Amendment, Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.           Miscellaneous.

a.             This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.             This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.             Landlord and Tenant each acknowledge that it has read the provisions of this First Amendment, understands them, and is bound by them. Time is of the essence in this First Amendment.

d.             This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

e.             Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

THERAVANCE, INC.,
a Delaware corporation

/s/ Rick E Winningham

By: Rick E Winningham
Its: Chief Executive Officer

LANDLORD:

ARE-901/951 GATEWAY BOULEVARD, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

/s/ Eric S. Johnson

By: Eric S. Johnson
Its: Vice President, Real Estate Legal Affairs